UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	April 7, 2005

THE GILLETTE COMPANY

(Exact Name of Registrant as Specified in Charter)

Delaware	1-922	04-1366970

(State or Other Jurisdiction of	(Commission	(IRS Employer
Incorporation)	File Number)	Identification No.)

Prudential Tower Building, Boston, Massachusetts 02199

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code:	(617) 421-7000

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05 Costs Associated with Exit or Disposal Activities
SIGNATURE

Item 2.05 Costs Associated with Exit or Disposal Activities

     On March 31, 2005, the Board of Directors of The Gillette Company (the “Company”) committed to a plan to close its Duracell manufacturing facility located in Lexington, North Carolina. This decision was announced to affected employees on April 7, 2005.

     As part of its ongoing business practice, the Company continuously evaluates its operations in accordance with business needs. The Lexington plant is primarily dedicated to the production of high power lithium batteries. Over the past several years, the demand for these batteries has decreased significantly, as film camera sales have declined and digital cameras, utilizing rechargeable batteries, have gained acceptance. The Company plans to move some Lexington manufacturing operations to other Duracell facilities and will also source some of the products manufactured in Lexington from third party providers. The closure of this facility will occur over the next several quarters with a 2006 target completion date.

     In conjunction with the plan to close this facility, the Company currently expects to incur approximately $29 million in cash expenses, consisting of severance and other employee related costs of approximately $20 million and equipment relocation and other facility transition costs of approximately $9 million. The Company will also incur non-cash asset impairment related costs of approximately $46 million through accelerated depreciation. During 2005, the timing of costs incurred will impact Q1 earnings per share by approximately one cent per share, with further expenses spread throughout the rest of the year, resulting in a total charge of roughly 4 cents per share in 2005.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE GILLETTE COMPANY
Date: April 8, 2005	By:	/s/ Peter M. Green
		Name:	Peter M. Green
		Title:	Deputy General Counsel, Secretary and Corporate Governance Officer